                                                                     EXHIBIT 5.1


CNET Networks, Inc.
150 Chestnut Street
San Francisco, California  94111



Re: Registration Statement on Form S-8 for the 2000 CNET Networks, Inc. Stock Incentive Plan, the Ziff-Davis Inc. 1998 Incentive Compensation Plan and the Apollo Solutions, Inc. 2000 Stock Option Plan

Ladies and Gentlemen:

                  I have acted as counsel to CNET Networks, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 10,349,066 shares (the "Shares") of the Company's common stock, $.0001 par value per share, issuable upon the exercise of options (the "Options") granted pursuant to the 2000 CNET Networks, Inc. Stock Incentive Plan, the Ziff-Davis Inc. 1998 Incentive Compensation Plan and the Apollo Solutions, Inc. 2000 Stock Option Plan (the "Plans"). The Shares are being registered pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 5, 2001 (the "Registration Statement").

                  In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations, and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are complete and correct copies of the originals thereof. I have also relied upon such certificates of public officials, corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

                  Based on the foregoing, I am of the opinion that the Shares will be, if and when issued and paid for in accordance with the Options and the Plans, validly issued, fully paid and nonassessable, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance, and further assuming that the consideration actually received by the Company for the Shares exceeds the par value thereof.

                  I consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                         Very truly yours,



                         /s/ Sharon A. Le Duy



                         Sharon A. Le Duy
                         Associate Vice President - Legal and Business Affairs CNET Networks, Inc.